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                                                                 EXHIBIT (c)(14)


                                   AGREEMENT

              THIS AGREEMENT (this "Agreement") is made and entered into as of the 31st day of August, 1998 by and between BERG ELECTRONICS CORP., a Delaware corporation with its principal office located in St. Louis, Missouri (together with its successors and permitted assigns, the "Company"), and MILLS & PARTNERS, INC., a Delaware corporation with its principal office located in St. Louis, Missouri ("Mills & Partners").


                              W I T N E S S E T H:

              WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 27, 1998, with Framatome Connectors International S.A. and Bravo Acquisition Co. ("Purchaser"), pursuant to which (i) Purchaser will commence a tender offer for all of the issued and outstanding shares of capital stock of the Company and
(ii) Purchaser will merge (the "Merger") with and into the Company, with the Company being the surviving corporation in the Merger;

              WHEREAS, pursuant to the provisions of the Merger Agreement, the Company has agreed to cause Mills & Partners to enter into this Agreement with the Company;

              NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mills & Partners agree as follows:
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       1.     Definitions.

              (a)    "Board" shall mean the Board of Directors of the Company.

              (b) "Confidential Information" shall mean (i) information about the Company or any of its Subsidiaries or their respective businesses, products and practices, disclosed to or known or obtained by Mills & Partners as a direct or indirect consequence of or through Mills & Partners' relationship with the Company or any of its Subsidiaries, which information is not generally known in the business in which the Company or such Subsidiaries are or may be engaged or (ii) any trade secrets, information, data or other confidential information relating to the business or affairs of the Company or any affiliate or subsidiary of the Company. Confidential Information shall not, however, include under any circumstances any information with respect to the foregoing matters which is (I) available to the public from a source other than Mills & Partners, (II) released in writing by the Company to the public, (III) required to be disclosed by any court process or any government or agency or department of any government or agency or (IV) the subject of a written waiver executed by the Company for the benefit of Mills & Partners.

              (c) "Subsidiary" shall mean any entity in which the Company either (I) controls more than 50% of the voting power of all securities of such entity or (II) owns more than 50% of the total value of all equity securities of such entity.

              (d) "Term" shall mean the term of this Agreement as described in Section 13.

       2. Non-Compete. (a) Mills & Partners, in acknowledgment and recognition of the highly competitive nature of the business of the Company and its affiliates, and in consideration of the benefits under this Agreement and other good and valuable consideration, for a period of two (2) years from the date the Merger is consummated (the "Non-Compete Term"), will not, directly or indirectly, engage in the connector business, whether such engagement is as a partner or investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant.

              (b) During the Non-Compete Term, Mills & Partners will not directly or indirectly induce any current or former employee of the Company or any of its





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affiliates to engage in any activity in which Mills & Partners is prohibited from engaging by paragraph (a) hereof or to terminate his employment relationship, as applicable, with the Company or any of its affiliates.

              (c) Mills & Partners acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of paragraphs (a) or (b) would be inadequate and, in recognition of this fact, Mills & Partners agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

              (d) Mills & Partners expressly acknowledges that the scope of the foregoing covenants is reasonable and necessary in order to protect the interests of the Company and its affiliates. Notwithstanding the foregoing, if a final judicial determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Mills & Partners, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction or arbitrator finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

              (e) Notwithstanding anything to the contrary contained in this
Section 3, Mills & Partners shall be entitled to engage in any business which derives not more than 15% of its aggregate revenues from its connector business.

       3. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Company and Mills & Partners and their respective successors and permitted assigns. As used in this Agreement, "Company" shall mean the Company and any successor to its business which assumes and agrees to perform this Agreement, by operation of law or otherwise.

       4. Representation. Mills & Partners represents and warrants that it is authorized to enter into this Agreement and that the performance of its obligations





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under this Agreement will not violate any material agreement between Mills &
Partners and any other person or entity.

       5. Entire Agreement. Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreement.

       6. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed upon in writing and signed by both Mills & Partners and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Mills & Partners or an authorized representative of the Company, as the case may be.

       7. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

       8. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws.

       9. Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the other party at the address indicated below or to such changed address as such party may subsequently give by like notice:

              If to the Company or the Board:

                     Berg Electronics Corp.
                     101 South Hanley Road
                     St. Louis, Missouri  63105
                     ATTENTION:  Chief Executive Officer





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              If to Mills & Partners:

                     Mills & Partners, Inc.
                     101 South Hanley Road, Suite 400
                     St. Louis, Missouri 63105
                     ATTENTION:  James N. Mills

       10. Non-Disclosure of Confidential Information. During the Term or at any time thereafter, irrespective of the time, manner or cause of the expiration of the Term, Mills & Partners will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Company or its Subsidiaries, in any manner whatsoever, any Confidential Information without the prior written consent of the Board.

       11. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

       12. Counterparts. This Agreement may be executed in two or more counterparts.

       13. Term of Agreement. This Agreement shall remain in effect until such time as is necessary to enforce the provisions hereof, including Sections 2 and 10. In addition, the respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to preserve such rights and obligations.




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              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                           BERG ELECTRONICS CORP.


                                           By: /s/ DAVID M. SINDELAR
                                              ----------------------------------
                                           Name:   David M. Sindelar
                                                --------------------------------
                                           Title:  Senior Vice President
                                                 -------------------------------


                                           MILLS & PARTNERS, INC.



                                           By: /s/ DAVID M. SINDELAR
                                              ----------------------------------
                                           Name:   David M. Sindelar
                                                --------------------------------
                                           Title:  Senior Vice President
                                                 -------------------------------





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